 Pagaya Expands Revolving Credit Facility to $132 Million with Top-Tier Banks at Substantially Lower Cost ● Larger facility with 400bps reduction in interest rate ● Supported by new bank partners Citizens, TD Bank, Wells Fargo and Texas Capital Bank, as well as expanded commitments from existing lenders, including Bank of Montreal, Valley Bank, CIBC and Israel Discount Bank ● Further strengthens Pagaya’s balance sheet, supports continued growth, and better positions the Company to operate through all market cycles NEW YORK – October 2, 2025 – Pagaya Technologies LTD. (NASDAQ: PGY) (“Pagaya” or “the Company”), a global technology company delivering AI-driven product solutions for the financial ecosystem, today announced it has amended and expanded its existing revolving credit facility to $132 million, more than doubling the prior $58 million facility. The expanded facility significantly reduces Pagaya’s cost of debt capital, lowering the interest rate by nearly 35% from SOFR+750 to SOFR+350. As a result, the cost of substantially all of Pagaya’s corporate borrowings are now at or below the Company’s recent high-yield bond coupon of 8.875%. The expansion reflects the continued momentum across Pagaya’s platform and reinforces the Company’s stable, diversified funding position. The strong demand from both new lenders – Wells Fargo, Citizens, TD Bank, and Texas Capital – as well as increased commitments from existing lenders, including Bank of Montreal, Valley Bank and CIBC, underscores this momentum. The enhanced facility provides additional stability and liquidity, ensuring the Company remains well-insulated from recent market volatility and positioned to sustain its growth trajectory. “This expanded facility is another important milestone in fortifying our balance sheet and building a durable capital structure that positions Pagaya to thrive in all market cycles,” said Evangelos Perros, Chief Financial Officer of Pagaya. “The addition of several new top-tier banks, alongside increased commitments from our existing lenders, underscores the confidence leading financial 0 institutions have in our business model, profitability, and long-term outlook. With this expanded facility in place, we are well-positioned to operate with even greater financial flexibility and efficiency.” About Pagaya Technologies Pagaya (NASDAQ: PGY) is a global technology company making life-changing financial products and services available to more people nationwide, as it reshapes the financial services ecosystem. By using machine learning, a vast data network and an AI-driven approach, Pagaya provides comprehensive consumer credit and residential real estate products for its partners, their customers, and investors. Its proprietary API and capital solutions integrate into its network of partners to deliver seamless user experiences and greater access to the mainstream economy. Pagaya has offices in New York and Tel Aviv. For more information, visit pagaya.com. Investors & Analysts ir@pagaya.com Media & Press press@pagaya.com 0